EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ENTERS INTO FIVE-YEAR CREDIT FACILITY

Philadelphia, PA, October 21, 2004 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that on October 15, 2004 it entered into an Amended and Restated Loan and Security Agreement for a five-year $60 million senior secured revolving credit facility with Fleet Retail Group, a Bank of America company.   The Credit Facility, which expires on October 15, 2009, replaces the Company’s former $60 million credit facility, which was scheduled to expire on September 15, 2005.    The Credit Facility may be used, with certain restrictions, to provide financing for working capital, letters of credit, capital expenditures, debt repayments, dividends, share repurchases and other general corporate purposes of the Company.  The Company currently has no direct borrowings outstanding under the Credit Facility, and has $6.9 million of letter of credit obligations outstanding under the facility.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very pleased to enter into this long-term credit facility with very favorable terms, and to continue our partnership with Fleet.  The credit facility provides us with the financial flexibility to pursue our strategic growth initiatives while helping to ensure our ability to meet our working capital, capital expenditure and debt service requirements and to fund any stock or debt repurchases, if any, for the foreseeable future.”

Ward K. Mooney, President of Fleet Retail Group, commented, “Mothers Work has positioned their business to be the leader in the maternity apparel business, and we are delighted that we have been able to support their growth since 1998 and that we can continue to do so in the future.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2004, Mothers Work operates 1,115 maternity locations, including 883 stores and 232 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.